Exhibit 4.1
Execution Version
NINETEENTH SUPPLEMENTAL INDENTURE
This Nineteenth Supplemental Indenture, dated as of October 7, 2026 (this “Supplemental Indenture”), among Moody’s Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007 (the “Company”), and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, a national banking association, organized and in good standing under the laws of the United States, as Trustee under the Base Indenture (defined below) (the “Resigning Trustee”) and U.S. Bank Trust Company, National Association, a national banking association duly organized and existing under the laws of the United States, as successor indenture trustee in respect of all series of the Securities issued or to be issued by the Company under the Base Indenture (such Securities of all series, the “Notes”) (the “Successor Trustee” and the Resigning Trustee each being referred to herein as a “Trustee” and, collectively, as the “Trustees”).
RECITALS OF THE COMPANY
WHEREAS, the Company and the Resigning Trustee have entered into that certain Indenture, dated as of August 19, 2010, as supplemented and amended (the “Base Indenture”), by and between the Company and the Resigning Trustee, with respect to the Securities issued by the Company from time to time in one or more series. The Successor Trustee will act as Trustee in respect of all series of the Securities issued under the Base Indenture. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Base Indenture.
WHEREAS, Section 14.01(f) and Section 14.01(h) of the Base Indenture provide that, pursuant to the requirements of Section 11.06(c), a supplemental indenture may be entered into by the Company and each Trustee without the consent of any Holders of the Securities in order to appoint a successor Trustee with respect to one or more series of the Securities.
WHEREAS, the Notes are issued pursuant to the Base Indenture, as supplemented by one or more supplemental indentures establishing the terms of the Notes.
WHEREAS, in accordance with the terms of Section 11.06(c) of the Base Indenture, in the case of the appointment under the Base Indenture of a successor Trustee with respect to the Securities of all series, each successor Trustee shall execute, acknowledge and deliver to its predecessor Trustee and to the Company an instrument accepting such appointment, whereupon such successor Trustee shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor Trustee, and the Company, the Resigning Trustee and the Successor Trustee have elected to effect such acceptance by executing and delivering this Supplemental Indenture pursuant to Section 14.01(f) of the Base Indenture.
WHEREAS, the Company wishes and has requested that each Trustee join with it in the execution and delivery of this Supplemental Indenture.
WHEREAS, pursuant to Section 14.01 of the Base Indenture each Trustee is authorized to execute and deliver this Supplemental Indenture.

WHEREAS, the Company has furnished to each Trustee the Officer’s Certificate and Opinion of Counsel required by Section 14.03 and Section 16.01 of the Base Indenture, stating that all conditions precedent provided for in the Base Indenture relating to the execution and delivery of this Supplemental Indenture have been complied with.
WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, the Resigning Trustee and the Successor Trustee and a valid amendment of and supplement to the Base Indenture have been done.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1. Resignation.
The Resigning Trustee hereby resigns as Trustee under the Base Indenture in respect of the Notes. Such resignation shall take effect upon the appointment of the Successor Trustee as Trustee and the acceptance of such appointment by the Successor Trustee pursuant to Section 2 hereof.
Section 2. Appointment and Acceptance.
(a) The Company hereby appoints the Successor Trustee, and the Successor Trustee hereby accepts such appointment, as Trustee under the Base Indenture in respect of the Notes upon whom notices and demands may be served under the Base Indenture with respect to the Notes, and the Successor Trustee shall hereby be vested with all rights, powers, protections, privileges, benefits, immunities, indemnities, duties and obligations of the Trustee with respect to the Notes and with respect to all property and monies held or to be held under the Base Indenture with respect to the Notes.
(b) All rights, powers, trusts and duties of the Resigning Trustee with respect to the Notes are hereby transferred, confirmed to and vested in the Successor Trustee. Upon the written request of the Company or the Successor Trustee, the Resigning Trustee shall execute and deliver such instruments, and shall assign, transfer and deliver such moneys, properties, books, records and other documents held by it under the Base Indenture with respect to the Notes, as may be necessary or desirable to more fully vest in and confirm to the Successor Trustee all such authority, rights, powers, trusts, immunities, duties and obligations, in each case in accordance with Section 11.06(c) of the Base Indenture. The foregoing notwithstanding, the parties acknowledge and agree that the Resigning Trustee’s right to payment of its fees and expenses and indemnification provided in Section 11.01(a) of the Base Indenture shall survive its resignation. The Resigning Trustee hereby confirms that it holds no property or money under the Base Indenture with respect to the Notes.
Section 3. Effectiveness.
(a) This Supplemental Indenture, including Section 4(d), is entered into pursuant to and consistent with Section 14.01 of the Base Indenture, including clauses (f) and (h) thereof. Nothing herein shall constitute an amendment, supplement or waiver requiring the approval of any of the Holders pursuant to Section 14.02.

(b) This Supplemental Indenture shall become effective and binding on the Company, the Resigning Trustee and the Successor Trustee and the Holders of the Securities upon the execution and delivery by the parties to this Supplemental Indenture (the “Effective Date”).
Section 4. Reference to and Effect on the Base Indenture.
(a) On and after the Effective Date, each reference in the Base Indenture to “the Indenture,” “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Base Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires and each reference in the Base Indenture to “the Trustee” shall mean and be a reference to the Successor Trustee, in respect of all series of the Securities which have been or may hereafter be issued under the Base Indenture, unless the context otherwise requires.
(b) Except as specifically supplemented hereby, the Base Indenture shall remain in full force and effect and is hereby ratified and confirmed.
(c) Nothing contained herein or in the Base Indenture shall constitute the Resigning Trustee and the Successor Trustee as co-trustees of the trust.
(d) Notwithstanding Section 11.05, Section 11.06(a) or any other provision of the Base Indenture to the contrary, the Company shall have the continuing right and power to appoint a successor Trustee under the Base Indenture with respect to any and all series of the Securities, and any such appointment shall become effective upon the execution and delivery by such successor Trustee of an instrument accepting such appointment in accordance with Section 11.06(c) of the Base Indenture, without any further act of, or instrument executed by, the predecessor Trustee or any other Person, and upon such acceptance such successor Trustee shall be the Trustee under the Base Indenture for all purposes with respect to such series. Each successor Trustee so appointed shall hold office until its resignation or its removal by the Company in accordance with the Base Indenture.
Section 5. Governing Law.
This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 6. Counterparts and Methods of Execution.
This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart. The exchange of copies of this Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Resigning Trustee and the Successor Trustee, shall constitute effective execution and delivery of this Supplemental Indenture for all purposes, and such signatures shall be deemed to be the original signatures of the parties hereto for all purposes of this Supplemental Indenture and may be used in lieu of the original.

Section 7. Titles.
Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.
Section 8. The Trustee.
(a) Neither Trustee shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for the recitals contained herein.
(b) In the performance of its obligations hereunder, the Successor Trustee, as Trustee in respect of the Notes, shall have and be vested with all of the rights, powers, trusts, benefits, protections, indemnities and immunities afforded to the Trustee pursuant to the Base Indenture. The term “Corporate Trust Office” as used in the Base Indenture in respect of the Successor Trustee shall mean the following office of the Successor Trustee:
U.S. Bank Trust Company, National Association
185 Asylum Street, 27th Floor
Hartford, CT 06103
Attn: Kathy Mitchell
Phone: (860) 241-6832
Email: Kathy.Mitchell@usbank.com
or such other office as the Successor Trustee may designate from time to time by notice to the Company.
(c) It is hereby confirmed that all the rights, powers, trusts and duties of the Resigning Trustee, in its capacity as Trustee under the Base Indenture, in respect of all series of the Securities which have been or may hereafter be issued shall cease to be vested in the Resigning Trustee, except as specifically set forth in Section 2(b) above.
(d) The Successor Trustee hereby represents and warrants that it is eligible and qualified to act as Trustee under the Base Indenture, that it satisfies the requirements of Section 11.04 of the Base Indenture and Section 310(a) of the Trust Indenture Act, that it has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition, that it has a Corporate Trust Office, and that it has no conflicting interest within the meaning of Section 310(b) of the Trust Indenture Act.
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IN WITNESS WHEREOF, the Company, the Resigning Trustee and the Successor Trustee have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized all as of the day and year first above written.
MOODY’S CORPORATION
By: /s/ Deepali Chawla
Name: Deepali Chawla
Title: Chief Treasury Officer

U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, as Successor Trustee
By: /s/ Kathy L. Mitchell
Name: Kathy L. Mitchell
Title: Vice President

COMPUTERSHARE TRUST COMPANY, N.A.,
as successor to Wells Fargo Bank, National
Association, as Resigning Trustee
By: /s/ Linda Lopez
Name: Linda Lopez
Title: Vice President